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                                                                   EXHIBIT 23.8

                  CONSENT OF MORRIS, NICHOLS, ARSHT & TUNNELL

  We hereby consent to the reference to our firm in the Joint Proxy Statement/Prospectus constituting a part of the registration statement on Form S-4, as amended, of Mattel, Inc. ("Mattel")/The Learning Company ("TLC") relating to the business combination of Mattel and TLC. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such registration statement within the meaning of the term "experts" as used therein.

                                          Morris, Nichols, Arsht & Tunnell

                                          /s/ Morris, Nichols, Arsht & Tunnell

March 25, 1999